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                                                                    EXHIBIT 23.1

                [LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]


Consent of Independent Accountants

We consent to the incorporation by reference in this registration statement of Information Management Resources, Inc. and subsidiary on Form S-8 of our report dated September 6, 1996, except as to certain information in Note 20, for which the date is September 12, 1996, on our audits of the consolidated financial statements of Information Management Resources, Inc. and subsidiary as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995, appearing in the Registration Statement on Form S-1 (File No. 333-12037) of Information Management Resources, Inc. and subsidiary filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

                                          /s/ Coopers & Lybrand L.L.P.

Tampa, Florida
March 26, 1997